Exhibit 5.1
Maslon LLP Office Dial: 612.672.8200 www.maslon.com

July 18, 2024

Galaxy Gaming, Inc.
6480 Cameron Street, Suite 305
Las Vegas, Nevada 89118

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Galaxy Gaming, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering an aggregate of 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, that may be issued under the terms of the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”).

Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Plan and in the manner set forth in the Plan, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Minnesota and express no opinion as to the laws of any state or jurisdiction other than the general corporation laws of the State of Nevada. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ MASLON LLP